EXHIBIT 10.1

SUMMARY OF FISCAL 2012 ANNUAL INCENTIVE AND PROFIT SHARING PLANS

Fiscal 2012 Annual Incentive Plan

Under the Fiscal 2012 Annual Incentive Plan (the “Annual Incentive Plan”), the Company’s officers and named executive officers can earn annual incentive cash compensation sixty percent (60%) based upon performance against pre-established financial targets and thirty percent (30%) based upon achievement of two personal goals that are aligned with the Company’s strategic objectives. The final ten percent (10%) of any annual incentive cash compensation is at the discretion of the Management Development, Compensation and Stock Option Committee (the “Committee”). The Company’s director-level team members can earn annual incentive cash compensation sixty percent (60%) based upon performance against pre-established financial targets and forty percent (40%) based upon achievement of two personal goals that are aligned with the Company’s strategic objectives. The financial targets and personal goals include threshold, target and maximum level incentive objectives for the executive officers. The amount of the award of any cash incentives under the Annual Incentive Plan for fiscal 2012 performance will be based on the Company’s achievement of specified results with respect to corporate operating income and revenue targets for fiscal 2012. However, no annual incentive cash compensation payouts will be made under the Annual Incentive Plan unless the Company’s net income exceeds a minimum trigger point.

If the threshold, target or maximum performance objectives are met and the net income trigger point is exceeded, participants will receive a cash incentive payment under the Annual Incentive Plan, with the specific amount that such participant receives dependent on personal and company performance and, for certain named executive officers, business unit performance.

The amount that could be received by our President and Chief Executive Officer under the Annual Incentive Plan ranges from 0% (assuming the threshold objectives were not met) and 60% (assuming the maximum objectives were met) of base salary, with a threshold cash incentive amount of 10% of base salary. For each of the other named executive officers, the amount such officers could receive under the Annual Incentive Plan ranges from 0% to 48% of base salary, with a threshold cash incentive amount of 8% of base salary.

The financial targets and weightings relevant to the cash incentive determination for fiscal 2012 for each of the named executive officers will be as follows:

Name	Title	Financial Targets
Harry R. Rittenour	President and Chief	Company Operating Income (30%)
	Executive Officer	Company Revenue (30%)

John H. Lowry, III	Vice President, Chief	Company Operating Income (30%)
	Financial Officer	Company Revenue (30%)

Richard Price	Senior Vice President	Company Operating Income (30%)
	Commercial Products	Company Revenue (10%)
	Business Unit	CBU Revenue (20%)

Mark S. Hoefing	Senior Vice President	Company Operating Income (30%)
	Industrial Business	Company Revenue (10%)
	Unit	IBU Revenue (20%)

After completion of fiscal 2012, the Committee will determine the extent to which the specified goals relating to the financial targets and personal goals have been achieved and will determine the actual amounts to be paid.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Annual Incentive Plan, to revise, eliminate or otherwise modify any performance targets, to modify any participant’s target cash incentive, or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the Annual Incentive Plan, regardless of the level of performance targets that have been achieved, including to provide for no cash incentive payout to a participant even though one or more performance targets have been achieved.

Participating team members under the Annual Incentive Plan must be employed on or before December 31, 2011 in order to be eligible. Those hired between July 1, 2011 and December 31, 2011 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal 2013.

Fiscal 2012 Profit Sharing Plan

Under the Fiscal 2012 Profit Sharing Plan (the “Profit Sharing Plan”), most of the Company’s team members below the director level can earn a profit sharing cash payment based upon pre-established financial targets. The financial targets include threshold, target and maximum level bonus objectives for team members. The amount of the award of any cash payments under the Profit Sharing Plan for fiscal 2012 performance will be based on our achievement of specified results with respect to corporate operating income targets for fiscal 2012. However, no profit sharing payouts will be made under the Profit Sharing Plan unless the Company’s net income exceeds a minimum trigger point.

Team member participation levels are stated as a percentage of base salary. There is a cap on the amount of the profit sharing cash payment that could be earned. The profit sharing pool will be distributed pro rata according to each team member’s predetermined participation level.

After completion of fiscal 2012, the Committee will determine the extent to which the specified goals relating to the financial targets have been achieved and will determine the actual amounts to be paid.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Profit Sharing Plan, to revise, eliminate or otherwise modify any financial performance targets, to modify any participant’s target cash payment, or otherwise to increase, decrease or eliminate any profit sharing payouts to any participant under the Profit Sharing Plan, regardless of the level of financial performance targets that have been achieved, including to provide for no profit sharing payout to a participant even though one or more financial performance targets have been achieved.

Participating team members under the Profit Sharing Plan must be employed on or before December 31, 2011 in order to be eligible. Those hired between July 1, 2011 and December 31, 2011 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal 2013.